Exhibit 99.2

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

CARAUSTAR

Fourth Quarter and Full Year Results

February 09, 2005

8:00 am CT

Conference Coordinator:	Good day all sites are on the line in a listen only mode. If you should require any assistance during the call press the star zero on your touchtone phone. At this time I would like to turn the call over to your moderator Mr. Bill Nix Vice President, Treasurer and Controller – go ahead sir.

William Nix:	Thank you (Wayne) and good morning. Welcome to the Caraustar fourth quarter full year 2004 conference call. On the call today are Mike Keough Chief Executive Officer and Ron Domanico Senior Vice President and Chief Financial Officer.

Before we begin the call I would like to provide you with our forward looking disclaimer statement. The company’s presentation today contains certain forward looking statements including statements regarding the expected effect of certain events on the company’s future operating results.

These statements involve risks and uncertainties that can cause actual results to differ materially from those expressed or implied as such forward looking statements. For discussion of factors that could cause actual results to vary from those expressed or implied in the forward looking statements you should refer to the text of the company’s press release issued today regarding these matters and to the company’s filings with the Securities and Exchange Commission. At this time I will turn the call over to Mike Keough.

Michael Keough:	Thank you Bill and good morning all. You’ve seen our fourth quarter and year end 2004 results. And our plan is to shed more light on the numbers with our prepared comments and also through the Q&A period. Before I discuss the quarter I’d like to share some overall comments about the year.

Caraustar is a company in transition that has been executing its strategy that delivers profitable results through all cycles and all markets. 2004 spins out in many ways. One it was the safest year in the history of the company and I would like to congratulate our team members.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Two Caraustar executed seamless succession plan initiative at the CEO level that was almost three years in the making. Three our overall financial performance was the best year since 2000. Four we successfully centralized our back office functions in the first half of 2004 and that includes finance, HR and IT.

That was a huge undertaking and we feel very good about that accomplishment. And also our efforts to meet the letter of the law with Sarbanes Oxley were robust and we have every reason to believe that we will be fully compliant.

I now would like to discuss some of the specifics of the fourth quarter and the year. On balance we feel very good about the quarter and the year. The press release speaks to a net income for the fourth quarter of 6 cents a share. But the underlying performance was 16 cents a share *.

When Ron is up he will take you through the specifics of that comment and our assumptions. I think the headlines of the quarter would include strong volumes, improved pricing, managed costs, strong JV contributions, profitable quarter, strong cash generation and that our strategy is being executed. I know that you write the news we only report it today. But we feel like we’re going down the right road.

Let me now focus on four key areas fiber, energy and market conditions. And then I’ll specifically discuss Caraustar operating initiatives. Fiber costs in general have been flat but high for the past three quarters. Although our fourth quarter fiber number softens somewhat I do not see fiber costs of yesteryear.

China has a huge recovered fiber appetite and coupled with the needs for recovered fiber within the US we appear to have a higher floor. Energy costs edged up in the fourth quarter over the third quarter by $3.50 a ton.

Though much of this is attributed to fewer tons in the fourth quarter. For fiscal 2004 our overall energy costs were down roughly $3.50 because of more tons on fewer machines and prudent fuel management.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Now keep in mind that roughly 40% of our energy needs are met by coal. And the balance swings with gas and oil depending on where markets are. We see this as a competitive advantage. At one time gas was clearly number two. But that’s no longer the case just based on oil buys and the cost for natural gas.

As our announcement pointed out the industry had a solid year of growth showing year over year increase of 2.6%. This is the second year in a row of positive growth for the industry. Caraustar grew at a much greater rate – 9% largely lead by gypsum business and the recovery we had on the specialty board side.

The white hot housing market clearly lead to outstanding gains with gypsum but our PBL mill has also become the industry benchmark for lightweight high performance gypsum facing paper. We now regularly run this mill north of 70% gypsum with medium up roughly $95 a ton the 30% of non-gypsum contributes well too.

Our specialty side was positively impacted by housing starts – the overall market pickup in general and the closure of uncoated mills. The real key for the industry and Caraustar is to have good mill operating rates and that has been the case.

Our 2003 mill operating rates were 92% and this year we finished up at 96.4%. Higher operating rates allow for price recovery in these inflationary times. The fiber, energy, chemical costs and transportation costs have all been up and we’ve been working hard to recover price. And still have a little bit of work to do on the price front. And we’ll talk about it probably in the Q&A period.

Keep in mind when you raise prices – what you want to do is you want to get your prices up but you still want to have a book of business at the end of the day. We did pick up close to $10 a ton of price in the fourth quarter versus the sequential quarter which took our overall pricing up $20 a ton on a Q4 ‘04 versus Q4 ‘03 basis.

Again we do have some tail left to our 2004 price recovery initiatives. And I expect further price recovery efforts in 2005. That was $28 a ton quarter over quarter Q4 versus Q3. When you take a look at the segments our mill group had a solid year and we will continue our strategy of running our machines at or close to capacity.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Although it will take aggressive steps to balance the supply and demand. In the quarter we took ((Rittman II) which was idle and we permanently shut this coated recycle board machine. We looked at many options for this machine but none were cost effective.

On the recovered fiber side of the business we have a group we call RFG. And this business group is playing a much larger role in Caraustar. Not only providing fiber strategically to Caraustar mills – this organization also provides other mill systems with cost effective fiber and transportation options.

Our recently announced joint venture paper link will allow top line growth with this – with the vast China market for recovered fiber. On the folding carton side which we call CPG we had a very improved year. We changed leadership we executed an SG&A initiative. We further consolidated operations by taking down our Charlotte plant.

This is on the heels of shutting an Ohio location previous year and doing that we also grew our top line and improved our bottom line. If you take a look at our strategy – Although we do have a number of national accounts I would call it more the local and regional strategy that positions us very well in a very competitive business.

On the tube and core side of the business we call ICPG our tube and core segment had a solid year. And the Smurfit Stone tube and core acquisition in the fall of 2002 continues to sit well in our system. These plants helped to balance the tube and core portfolio with more geographic reach and more depth into growing segments in a very mature business.

Our two JVs Standard Gypsum and PBL had outstanding years based on market conditions and the uniqueness of the product offerings out of PBL and Standard. If there’s a slow down coming in the segment we’ve yet to see it.

Keep in mind that although new home construction is a key driver, roughly 60% of the demand for wall board is in the remodeling and commercial categories. So if interest rates climb and housing starts to slow that does not mean that that segment necessarily takes a huge dive. With that said I’m now going to hand over the call to Ron to talk more about the specifics of the financials.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Ronald Domanico:	Thanks Mike, good day everybody, let me apologize in advance for a cough I’ve been fighting for a couple of weeks – it’s that time of the year. Mike mentioned that the underlying performance from the fourth quarter was 16 cents per share *.

So in addition to the 6 cents of reported EPS there was 10 cents in non-recurring items *. Let me say a few words about how Caraustar treats non-recurring items. We are very conservative about what we classify as non-recurring one time events.

One, we do expect that our board and our investors will hold us accountable for the underlying performance of the business and use that underlying performance as a base to gauge our future performance.

Two, we will be totally transparent on any items that we consider non-recurring. We will identify the nature of the item where it was recorded in our financial statements and how much was cash versus non-cash.

In the fourth quarter we had a net of 10 cents non-recurring items *. Restructuring charges were $11.5 million or 25 cents per share. And the gain on the sale of the vacant Chicago paper board property was $10.3 million or 23 cents offsetting that.

Costs associated with rightsizing initiatives that did not qualify as restructuring were approximately $1.2 million or 3 cents a share. These charges included accelerated depreciation for the Charlotte carton business and the (CPI) puzzle business and severance expense.

There was $1.6 million or 4 cents a share and one time SG&A charges primarily associated with Sarbanes Oxley section 404 compliance work. And there were $600,000 or 1 cent a share in premiums paid to repurchase $10 million of our 9.7/8 % senior sub note in the fourth quarter.

The 16 cent underlying performance in the fourth quarter is in line with the underlying performance in the third quarter 2004 despite being historically the weakest quarter of the year for our company *. At our last call I mentioned that the fourth quarter was historically 17,000 tons less than the third quarter.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

And 2004 was right in line with history. Volume of 310,000 ton was 17,000 tons less than the third quarter volume but 32,000 tons ahead of the same period in 2003. Pricing was up almost $10 versus last quarter as Mike mentioned $28 a ton over the fourth quarter last year.

Underlying price improvement was even better as mix had a negative impact. For example our two lowest priced segments, gypsum facings and other specialty, were up 31% and 20% year over year respectively. Our two higher priced segments recycled folding and tube can and drum were down 3% for folding and up 5% for tube can and drum.

So we did have a significant mix impact that lowered the price improvement. The solid quarter was driven by volume and pricing higher, flat fiber and energy. But also our four initiatives that we’ve been talking about for sometime. Those initiatives rightsizing, leveraging procurement , SG&A reduction and working capital optimization will be reviewed in a little bit of detail.

Rightsizing as you recall is nothing more than matching capacity to demand and running more products on fewer more efficient machines. In the last few years Caraustar has shut 19 operations. In 2004 charges associated with this initiative were $24.8 million. Of that amount 15.2 million was non-cash.

Savings in 2004 associated with these 19 facilities were $24 million. In 2005 the charges will be significantly lower and savings will be $25.5 million. The second initiative procurement leverage was centralizing the processes to get the leverage of a billion dollar company for our vendors.

We started with fiber freight – fuel we moved on to chemicals corrugated other packaging and a series of items. In 2004 we saved $4.1 million with this initiative but that’s $9 million on an annual run rate. We’re looking at additional opportunities as we speak.

Those will be identified and communicated and quantified at our annual meeting in May. An SG&A reduction as Mike mentioned we centralized our back office services – we aggressively attacked insurances professional services etc.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

We delayed the organization. In 2003 SG&A was $14.9% of revenue and in 2004 we’ve reduced that to 12.9%. In the fourth quarter excluding the non-recurring items was 12.0% *.

We feel very good with the progress we’ve made but still when you look at Caraustar versus the industry which is about 10.5% we still have a ways to go. We’re exploring diligently how we can get to the industry average – again at the annual meeting we will quantify a target for the coming year.

At this point in the conversation I’d like to turn it over to Bill to talk about EBITDA, cash flow, liquidity and working capital optimization *.

William Nix:	Thanks Ron just a few brief comments – on EBITDA *– we have added an EBITDA line to the supplemental data sheet which will provide you with the base number of the past eight quarter as we calculate it for purposes of our revolving credit facility.

And we’ll also provide you with a detailed calculation when we file the 8K for today’s conference call. For the fourth quarter of 2004 EBITDA * was $20.3 million led by strong contribution from our standard gypsum JV at nearly $8 million.

Of the $4.6 million of non-recurring items that Ron discussed in the press release approximately $2 million was non-cash cost. For the full year 2004 EBITDA * was $65 million which was in line with expectations. On the cash and liquidity front we ended the quarter with almost $90 million of cash on the balance sheet which was pretty consistent with our $89 million balance at the end of the third quarter.

Significant uses of cash during Q4 were interest payments of $21.8 million on our bonds, capital expenditures at $5.2 million and the repurchase of another $10 million of our senior subordinated notes. We also sold, as Ron mentioned, our Chicago paper board real estate and received $11 million in the fourth quarter.

We have $37 million of availability under our $75 million revolver after $38 million in letters of credit that reduced availability. One highlight was that our Premier Boxboard joint venture has completely repaid the remaining balance on its revolver and we received our first distribution of a million dollars in Q4.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

We expect Premier Boxboard to generate additional ongoing distributions as operating results permit. Our other 50% joint venture Standard Gypsum has contributed almost $8 million in Q4 and over $19 million in cash for the year.

The refinancing of the debt at Standard which is being lead by our partner Temple Inland is ongoing and we expect it to close in the next 30 to 60 days.

As we’ve discussed on prior calls Caraustar currently pledges $28.5 million in letters of credit for its half of $57 million in industrial revenue bonds at the JV level, which will no longer be required under the new financing terms and would free up a like amount of the availability under our own revolver.

The working capital - we’re pleased with our working capital reduction effort although the impact this year was less dramatic than in the prior year due to the lower hanging fruit having been addressed in 2003 and the overall increased activity in our business in 2004.

The fourth quarter 2004 net working capital, defined as receivables and inventory less payables, declined $7.5 million sequentially from the third quarter of 2004 driven primarily by a seasonal decrease in accounts receivable due to lower sales in the later part of December.

For the year, working capital was essentially unchanged at the end of 2003 to the end of 2004. Despite significantly increased volume and sales for both fourth quarter and the full year. For the year days payable outstanding improved from 33 days to 34 days. Days inventory outstanding also improved from 39 days to 36 days,

And days sales outstanding remains our opportunity having moved unfavorably from 34 days to 35 days. I’ll now turn the call back over to Mike for some further thoughts on 2005.

Michael Keough:	Looking out to 2005 we don’t give guidance because we were not great at it in the past. But to give you an idea of some things we see going into ‘05. We only have really one month behind us on the buy in side. And I would tell you that our January was solid.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

We see – we see a good start to ‘05. Obviously in ‘04 we had outstanding volumes in gypsum and on the specialty side. We’ve been working real hard on the coated recycled end of the business with increased product offering. We’re driving internal integration inside of our folding carton group by using more of our CRB.

And we have a number of strategic initiatives that we’re in the middle of right now that will give us a good no base with CRB – a better no-base with CRB in 2005. Our China JV that we talked about will add roughly 400,000 tons or more to our recovered fiber business base. We’re excited about that opportunity and what it might mean as a company.

From a price standpoint I think I mentioned earlier that there will be some residual pricing that will – will pick up in January from’04 announcements. I think because of inflationary costs I see further price recovery but – and I would say but with capital letters that industry operating rates will dictate success.

Historically you have to have operating rates in this industry of 92% or above. This is a business that is not cost driven to pick up price. It’s really based on what kind of operating rates you have and what kind of leverage you might have in the marketplace.

From a fiber and energy standpoint we see these numbers pretty flat but again historically high. You know energy is – an interesting challenge. We’ve worked very hard by the way just to be smart about moving fuel categories around. And where natural gas was clearly number two behind the 40% we have with coal we’ve moved oil because it’s just more fuel efficient.

Now Ron mentioned and Bill touched on procurement SG&A right sizing. We have a strategy that attacks costs and we’ll do that every year. Its part of our culture and we think it’s important to continue the initiatives we’ve had in a very competitive market.

I’ll finish with two final comments, one, Caraustar is like most companies. We have performing assets and we have a challenge or two. You need to know that with the challenge we continue to attack them. We shut down 19 locations rationalized 19 locations in the last year and a half.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

And we’re not afraid to make tough decision. And it should be noted that delivering our debt pay down continues to be one of our highest objectives. With that said I’d like to open it up Wayne to questions for Ron, Bill and myself.

Conference Coordinator:	At this time if you would like to ask a question press star and then the 1 on your touchtone phone. We’ll take our first question from Joe Stivaletti with Goldman Sachs – go ahead sir.

Joe Stivaletti:	Yes hi good morning – I just was wondering if you could clarify one thing that you talked about. When you were talking about your rightsizing you said something about savings in ‘05 would be $25.5 million. Is that correct?

Ronald Domanico:	Yes that is correct Joe. That’s only $1.5 million more than the savings we realized in 04. The difference is going to be the amount of charges that are booked against those savings. As I mentioned ‘04 had $24.8 million in charges against the rightsizing initiative versus $24 million in savings.

So when you look at the bottom line you really don’t see much of an impact in 2005, we’ve got most of those charges behind us now. We have some residual charges from the most recent initiatives having to do with Charlotte carton, Georgetown plants and one or two others.

But for those projects that we discussed – those 19 operations – you know the residual in 2005 should be less than – you know $5 million. And then we would have the benefit of the $25.5 million savings. So even though the incremental savings are only marginally higher in 2005 the impact on the bottom line should be significantly greater.

Joe Stivaletti:	and the other question I had was if you could – do you have anything more that you can tell us in terms of your plans for your capital structure given that you’ve got your shelf registration that’s been filed?

Ronald Domanico:	Well you know we said in the past that the company was over leveraged. We had an objective to get our capital structure eventually to a 50/50 target over time. The shelf gives us an opportunity to evaluate opportunities as they arise – to buy down debt to balance the leverage of the company.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

And we would do that in a manner that would be optimal for all of our stake holders – our bond holders and our equity holders. So it just gives us the flexibility to execute one of our key priorities going forward.

Joe Stivaletti:	Can you talk at all about – you know is your timing ongoing doing something?

Ronald Domanico:	No.

Joe Stivaletti:	Okay thanks a lot

Ronald Domanico:	Thank you Joe.

Michael Keough:	Thank you.

Conference Coordinator:	Okay we’ll take our next question from Bruce Klein with CSFB. Go ahead sir.

Bruce Klein:	Hi good morning.

Michael Keough:	Hey Bruce.

Bruce Klein:	Just if you could just help us make sure I understood where the charges in terms of the rightsizing. Where are those located on the income statement?

Ronald Domanico:	A lot of them are in the restructuring line. And then there are – I can quantify it exactly but not at the moment. We have charges that are for accounting reasons not qualified to be in restructuring – accelerated depreciation in 2004 was no longer a restructuring charge and had a hit – the cost of sales line.

Severance in certain circumstances also didn’t qualify for restructuring – and so they were charged to SG&A.

Ronald Domanico:	Excuse me?

Bruce Klein:	Also in cost of goods sold or SG&A.

Ronald Domanico:	Severance is typically in SG&A.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Bruce Klein:	Okay.

Ronald Domanico:	Because you know its – their management personnel for those operations. Those are the severance charges that would typically- would be recorded.

Bruce Klein:	Okay. And then the others.

Ronald Domanico:	If I had to ball park it Bruce I would say three quarters of the charges were in restructuring and one quarter were in non-recurring items.

Bruce Klein:	Okay and then one – the premium I think 1 cent of $600 grand and the 9 and 7/8 where was that?

William Nix:	That hits on the other line Bruce.

Bruce Klein:	And then I think – did I get that right in terms of cash dividends from JVs there was $20 million in all in’04 inclusive of one for PBL? Is that right.

Michael Keough:	That is correct.

Bruce Klein:	Okay what was – just remind us what the number was in ‘03?

Ronald Domanico:	I’ve got that – do you have another question while I’m looking that up?

Bruce Klein:	Sure sure and then I think Mike you mentioned pricing –I guess you mentioned January as well. Is there some contractual business that might sort of kick in based on what occurred per the pricing in’04 that maybe you were referring to? And then would you expect another initiative – more formal initiative again sometime in early or late ‘05.

Michael Keough:	I think that we do have some contractual business that will move – that has moved. And so we expect to see prices continue to move up. I wouldn’t say – I think we have most of what we’re going to have on the ‘04 initiatives.

I think if you go back and take a look at us and probably other folks in the industry there were two announcements and clearly the full amount of the two announcements were not picked up.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

And I think this – there continues to be margin compression in the businesses we’re in. It appears that folks on the virgin side might be looking for market intelligence at further increases. And by the way that’s why we love when SBS and (CUK) goes up.

Because it gives us an opportunity to really show our offerings on the coated recycle side where you have a very cost effective high performance grade to compete with two more conversions if that takes place.

Ronald Domanico:	Hey Bruce the dividends received last year were $6.15 million.

Bruce Klein:	In all of ‘03.

Ronald Domanico:	That’s correct.

Bruce Klein:	Okay that sounds like fourth quarter was $9 million – right?

Ronald Domanico:	It was $8 – it was $8 from standard and $1 from PBL.

Michael Keough:	Not in ‘03.

Ronald Domanico:	In ‘04

Bruce Klein:	Okay and then Bill your – the EBITDA calculation I’m assuming you’re EBITDA calculations of 20 * and change included what the 8 or 9 of dividends or was it the equity of the contribution number that was included in there? Or which?

William Nix:	It includes the equity income from unconsolidated affiliates to the extent it was dividend in cash. So for our calculation we backed out income of $8.4 * and added back cash distribution of $8.8 *.

Bruce Klein:	Okay so that kind of nets out to a wash in terms of what’s added back to EBITDA correct.

William Nix:	Right.

Bruce Klein:	Okay I’m still having trouble then getting to the $20.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

William Nix:	Do you want me to – I can just give you the numbers that are in the calculation.

Bruce Klein:	Sure sure.

William Nix:	Bottoms up calculations start with net income of $1.6 added back the tax provision of .4 excuse me—.5. Interest expense is $10.6, depreciation and amortization is $7.5 net the cash distributions of consolidated affiliate against the book income that we just discussed .

Bruce Klein:	(Unintelligible).

William Nix:	We are required by our present facility to back out the $10.3 million gain on the sale of the Chicago facility. But we are allowed to add the $8.8 million – or excuse me approximately $10.1 million of non-cash restructuring and impairment cost. That should get you to a number of about $20.3 *.

Bruce Klein:	Okay the only number that you didn’t give us was that net cash of unconsolidated affiliates which I’m assuming is $.4 million correct?

William Nix:	That’s right.

Bruce Klein:	Okay the only other question I had was just on the operating rates – I think Mike you talked about was it 92% was the average for ‘04 for you guys for the industry?

Michael Keough:	No that 94% was our number for ‘03.We were 96 and change...

Ronald Domanico:	Ninety six point four.

Michael Keough:	Ninety six point four – and we have the industry at ‘04 coming in right at 91.8 – call it 92% for the industry.

Bruce Klein:	So you guys are 96.4% for ‘04 versus 94% for ‘03 specific to Caraustar. And you’re saying the industry…

Michael Keough:	Let me say that one more time. We were 94.6 for ‘04 we were roughly 92% for ‘03. The industry for ‘04 91.8%.

Bruce Klein:	Okay and the industry in ‘03?

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Michael Keough:	The industry in ‘03 was 88.1%.

Bruce Klein:	Okay. I’m good now. I’ll pass it on. Thank you guys.

Michael Keough:	Thank you Bruce.

Conference Coordinator:	Thank you. We’ll take our next question from (Sandy Burns) with Deutsche Bank. Go ahead sir.

Sanford Burns:	Hi. Good morning.

Men:	Good morning (Sandy).

Sanford Burns:	Hi. (Mike), maybe just to follow up on your comment about the SBS price initiative. I guess typically in the past recycle board has followed SBS and CUK, I guess given that waste paper, as you mentioned earlier, is pretty benign right now. I mean do you see that possibly changing a bit in ‘05 to help recycle board maybe pick some market share via the two other sub straights?

Michael Keough:	Well you’ve touched on a couple of things. Number one, I mean we’re not in the SBS business but we do convert SBS so we have an understanding of what’s taken place in the marketplace.

It appears that if you take a look at backlogs, that business is pretty strong. And I think that it’ll be further pushed to raise prices on the SBS side. And when I take a look at the CRB business, you know, we continue to have what I would call margin compressions from historical reasonable numbers. You know, I would like nothing better than to have better margins in that business.

I think depending on mill operating rates and, you know, although flat, you have high fiber and you have high energy, if you take a look at makeup chemicals, if you take a look at the cost of running a business, health costs, costs are climbing. And I think there’s a real need in the CRB side for further recovery too.

When virgin grades do go up there does open the door from time to time for further conversion. So we see that opportunity also.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Sanford Burns:	Okay. And then also in your tube and core business, it looks like the net margin was still down versus the third quarter. Is it some of the price initiatives still didn’t offset the board increases? I guess do you see the company and the industry finally catching up in the first quarter on that front? Or should we – or expect even further pressure on that possibly as board prices continue to move?

Michael Keough:	I think a couple of things took place. If you go back to the beginning of ‘04, I think on the tube and core side, which is a pretty mature business with not a lot of people in the game, because of maybe the softness coming out of, you know, the previous three year period, there was probably more pricing pressure in the back half of ‘03 that continued a little bit into ‘04.

But sometimes to get your prices up you’re competing with some prices that were fixed for awhile or maybe even went down. So the base drops. We have had price recovery in that business. We expect to have continuation on the composite can side, I think we had an announcement for the first of the year which effects that business, which will go through.

So we do expect to see more price in that end of the business.

Sanford Burns:	Okay, thanks. And then last question more for Ron, I guess in the past you’ve mentioned that as the business stabilized and your ability to generate cash flow stabilize as well, that you could be – look more aggressively of using your cash for bond buybacks and other uses, I guess given where we are in the cycle right now, do you see ‘05 – do you see yourself in ‘05 maybe continuing to purchase back bonds as you did in late 3Q, early 4Q, or you content just holding onto the cash at this point in time?

Ronald Domanico:	Sandy we’re not content holding onto this much cash. So I would expect that we would continue at the pace that we had in the last two quarters. And, you know, as you can see by the EBITDA * numbers that we’ve put in the supplemental data for the first time, the cash flow continues to increase, which has given us, you know, a high level of confidence that the business is on a right track. And so with anything we would probably accelerate the pace of those buybacks.

Sanford Burns:	Okay. Great. Thanks.

Ronald Domanico:	Thank you.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Conference Coordinator:	Thank you. We’ll take our next question from Mark Connelly with Credit Suisse First Boston. Go ahead sir.

Doyand:	Morning. This is actually Doyand. Just quickly going back to tube and core, can you talk about how much of a price initiative that you announced for late October, early November, how much of that hadn’t been realized in the fourth quarter and is left to be realized in the first?

Michael Keough:	I think on the tube and core side, I would be going out on a limb. I think we have most of what we have on tube and core. I think there’s more upside on the composite can side. I’d have to look at that a little bit closer. And you had sizable announcements. In the fall we had an announcement of roughly 5%...

Doyand:	Sure.

Michael Keough:	…in the back end of October. Maybe we have, if I were to venture a guess, 85% of that. Maybe there is some tail to that, but the bulk of it we have in place.

Doyand:	Can you walk through sort of your end markets in tube and core? Just talk about what you’re seeing there, you know, towards year end and at the beginning of this year so far?

Michael Keough:	Sure. One of the duties, before I talk about the end markets, if you go back and you take a look at our tube and core group pre the acquisition of the Smurfit Stone, we were heavily tied to the textile markets in the Southeast. And as you all know, you know, that end of the business has been hammered pretty good.

The Smurfit tube and core locations, gave us some geographic reach, but also placed us with a larger piece of the pie in the paper and the film side. And, you know, the major segments that we compete in would be paper, yarn, cloth, film, carpet, and other could be made up of automotive and number of different segments.

But we have a pretty balanced portfolio based on the Smurfit Stone and where we decided to concede in the marketplace.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Doyand:	Are you seeing greater improvement in certain areas versus others? I’m just trying to get a gauge of where you’re seeing strength, where you’re seeing continued weakness?

Michael Keough:	Sure. If you take a look at the pickup in the last twelve months or so demand from a container board standpoint it will tell you that the paper segment has grown. And that segment over where it’s been over the last couple years.

The film end continues to be a very strong segment. And we got much stronger with the Smurfit Stone locations. You know, there are segments in the textile side that continue to be strong, that will continue to be there. I think what’s left basically has left, you know, the carpet end continues to be not the biggest piece of our pie but a strong segment.

The growth segments clearly are film and paper and less to a degree on the textile side.

Doyand:	Great. Want to just also clarify on cost reductions, I mean you talked a little bit earlier about $6 million (Ron) of costs that were not categorized as restructuring but impacted both the SGA and COGS line. If you were to take that $6 million and add roughly the $1.5 million of incremental, are we talking about roughly $7.5 million to $8 million of, you know, ‘04 versus ‘05 cost improvements? Is that the way to look at it?

Ronald Domanico:	No Doyand. It’s more than that. You know, because, you know, if you include restructuring…

Doyand:	Yeah I understand that. But I’m just saying that the way we look at it or the street looks at it, we add back the restructuring charge.

Ronald Domanico:	Yes. Then you’re correct.

Doyand:	Okay. Good. And then if you can walk us through, you know, cap ex for ‘05 and also give us an update on pensions, where you stand there, what the P&L impact is expected to be in ‘05 versus ‘04. Any assumption changes, that kind of thing.

Ronald Domanico:	Okay. On the cap ex side this year were we about 21 million. In 2005 we’re probably looking closer to 25 million. We have a couple of projects that have some excellent returns and that’s why we’re up about 4 million year over year.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Pension expense, we have fewer employees in 2005 then we had in 2004. But at the same time we’re waiting for the IRS to determine which mortality table they’re going to be using in the coming year. We have heard from our advisors that there’s consideration of a new mortality table. Should that table be adopted, I think pension expense could be $700,000, $800,000 higher even though we have fewer employees in 2005.

But again, that’s a wait and see. We do expect to hear probably until April on the mortality table. We’ve lowered the assumption on our return on our portfolio of investments to 8.5% and our discount rate has similarly been lowered where are now Bill? We went from…

William Nix:	Six point seven five to six point two five I believe Doyand.

Doyand:	Okay. So what was the impact of those on pension expense?

Ronald Domanico:	I mean that should be around a million higher in ‘05 versus ‘04.

(Doyand):	Got it. Thank you very much.

Men:	Thank you.

Conference Coordinator:	Thank you. We’ll take our next question from Rich Schneider with UBS. Go ahead sir.

Richard Schneider:	Yeah, I was wondering about the Sarbanes-Oxley impact. What you said was, I think roughly 4 cents in the quarter. Are you looking at that as an unusual situation would you seem to classify it as? Or…

Ronald Domanico:	Yes.

Richard Schneider:	…how does that look, you know, going forward, or is this, you know, the bulk of the incremental hit?

Michael Keough:	You know, the Sarbanes-Oxley falls into two categories Rich. One is permanently higher costs to remain in compliance going forward. Those costs are for Caraustar involve a larger IT staff to manage change management and

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

security, and additional staff in the back office on the finance side. Those costs are built into SG&A and will be recurring. We need to find other areas in SG&A to offset that to continue to reach our objective.

In fact, I think when the industry went from 10.1% to about 10.5%, I would guess that that increase was driven by Sarbox. The number that we’ve included in non-recurring are one time payments to consultants. We had on the accounting side, I believe we had 18 full time consultants in the third and fourth quarter to help us implement the uniform policies and procedures, those consultants are gone. The charges associated with them are in that bucket.

There was also a couple of items on the smaller side, one time things that Sarbanes said, okay, you know, you got to clean this up and, you know, those were non-cash items. Those are cleaned up, those will not recur. So we’ve been very careful, because as I said earlier, we know that we’re going to be accountable going forward versus what we say the base is. So the one time charge is clearly, in our minds were one timers and non-recurring. And at the same time though, our base SG&A is higher for ongoing Sarbox compliance.

Richard Schneider:	Okay. So the – we won’t see any of those expenses above what you’ve already built into SG&A with IT and et cetera?

Michael Keough:	That’s correct. Those are gone.

Richard Schneider:	Those are gone. And, you know, going back to the third quarter, I think you had 2 cents of Sarbanes-Oxley expenses those were nonrecurring…

Ronald Domanico:	yes.

Richard Schneider:	And that was in that calculation of 16 cents?

Michael Keough:	That’s correct.

Richard Schneider:	Okay. I wasn’t clear – okay. The – back on that tube and core pricing situation. Being up $7.70 from the third quarter looked a little wider than expected, is that partially due to mix again or did you go through that?

Michael Keough:	You know, any time we’re not happy with the numbers we can always say it’s mix. The reality is that mix does play a piece into it. I would need further review to throw it clearly at the mix side. You know, you have market

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

considerations and you also, you know, have some contractural situations. We do think we’ll pick up more. But I would need a little more analysis to clearly put it at one level or another.

Richard Schneider:	How would you classify the competitiveness in the tube and core market? If the market, you know, if operating rates, particularly on the mill side are pretty high at this point, you know, is it still a fairly competitive market?

Michael Keough:	Well it’s a mature market. You know, it’s a mature market with heavy concentration where three guys control, arguably, maybe 88% of the market. But with that said, I think if you did take a look at inflationary cost challenges, I talked about the growth on the paper side, you know, a number of years ago we were talking about reverse auction and real price pressure on the folding side.

Well, that cascades down. And I think what you have is you have on the buy side you have people putting pressure on the buy side that challenges us and I’m sure our worthy competitors too in terms of their offering.

So if you take a look at before prices went up, prices went down in a number of key accounts in our system and I’m assuming that’s true with some of our competitors.

Richard Schneider:	And if you look at the line gains in tube and core in the fourth quarter, that was the smallest line gain of any of your key areas year over year. I think you were up something like 1.1% year over year. Is was that sort of representative of both going on in the market or was there anything else that impacted that volume in the fourth quarter.

Michael Keough:	I think when you take a look at tube and core in the industry and you take a look at Caraustar, I think you really got to true up beyond one quarter. There are times when we might have a soft quarter and the industry might look great. So I think on balance, you know, we had in a very mature business we had good performance with that group. We’re happy. You know, we’d like to grow at an accelerated rate but we’d like to do it too with the right margin base and we, you know, we want to have a book of business at the end of the day.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Richard Schneider:	And could you talk a little bit about the folding current market? You seemed a little more constructive on it and on the, you know, the volume was reasonably decent in the fourth quarter.

Michael Keough:	Sure. Let me throw out one final comment on what you just said, but before that a clarification. The question going back to our mill operating rates, I might have trend – what was the number here – for the year we finished up the year, our mill system was up – we finished the year at 96.4%, I might have said 94.6%, but it was 96.4%. A year ago was 92%, and the industry was 91.8%.

Specific to the previous comment Rich in terms of the quarter, if you take a look at our performance compared to the industry, it appears that the industry for the year was up 4.9% ‘04 versus ‘03. And Caraustar was up 4.6%, so slightly under but pretty close. And that kind of speaks to what I said before that there are quarters that might throw you off and you can’t really hone in on that.

Specific to your question on the folding carton side, you know, the carton side is a very, very competitive business. But we have reorganized from a leadership standpoint. We’ve taken a hard look at how we’ve run that business in the past. We have a number of legacy plants from different systems that historically we let them run somewhat in an independent mode.

We’ve decided that there’s more leverage by bringing the businesses specific locations together. We’ve gone after some real challenges. We had a challenge in Ohio that was a bleeder and we took it down. And historically we had a very good plant in Charlotte, North Carolina that made a lot of money for this company, but the world had passed it by and it was getting ready to go the wrong direction.

So we’re making tough decisions and we’re running more business through fewer locations. And we’re in a business segment that’s different than some of the real big guys in the business that are very national. And we have some unique offerings that are more local and regional. And because of that we have some real opportunities.

Now one of those specific opportunities is doing a better job of converting our high performance CRB grade from our own system. We’ve had great success recently and we expect better success in ‘05. And those are some of the drivers behind that segment. Yes we do feel better about that business.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Richard Schneider:	And in terms of input costs, could you talk about, you know, you mentioned coal, I think was 70% of your energy sourcing.

Michael Keough:	Forty percent.

Richard Schneider:	Forty, I’m sorry 40%. And…

Michael Keough:	We wish it were 70.

Richard Schneider:	Yeah. Are there any significant, you know, if coal goes out on multi year contracts, are there any re-openers here that are going to cause any bump up in the near future?

Ronald Domanico:	Rich, we just signed a multi year deal several months ago so we’re pretty much locked in for the next couple years.

Richard Schneider:	So the fourth quarter reflected that multi year deal?

Ronald Domanico:	It did.

Richard Schneider:	Okay.

Michael Keough:	You know, I think when you take a look at the energy piece, I think it’s pretty – you got to go way beyond what’s happening specifically in the market. You know, what we’re doing, we’re running fewer machines and we’re running more tons on fewer machines. We have higher utilization.

We have really the luxury of having coal, which is roughly 40%. Historically what gas has been the number two fuel, but it’s clearly swung to number three with oil moving up. But even within that mix of energy sources, there’s a lot that an operating company can do when you take a look at boiler efficiencies, when you take a look at better stream condensate recovery, and just good business practices.

And I think we dropped our MMBTU per ton roughly 9% in ‘04 just based on all that I just mentioned.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Richard Schneider:	And then just lastly, looking out to the first quarter, could you give us an idea of energy and fiber? At this point does that look fairly flat and from a volume standpoint, first quarter is it fairly similar to the fourth quarter from a volume standpoint?

Ronald Domanico:	From a fiber energy standpoint we see it as relatively flat. You know, history tells us that that can change. I took a look at, you know, our January numbers compared to last January and our uncoated business was flat year over – January versus a year ago, and our coated business is up going into the quarter. You know, we have, you know, good expectations.

If you go back though, in mid November, you know, we were in a white hot environment from a demand standpoint from say, you know, March on. And we sense some softening and that appears to be the case. But I would say on balance we feel good going into the new year.

Richard Schneider:	Thanks a lot.

Michael Keough:	Thank you.

Conference Coordinator:	Thank you. We’ll take our next question from Bill Hoffman with UBS. Go ahead sir.

William Hoffman:	Good morning. Thanks. Just a quick question Mike I wonder if you could give us some color on the gypsum business – Standard Gypsum sort of outlook, the tentative pricing environment there and from a cash flow standpoint any change in expectations?

Michael Keough:	I’ll touch a piece and then throw the ball to Ron on this piece if he wants to add to it. Ron and I were at a conference in Miami last week and I think the housing starts were up. The reported number, somewhere in the 8% to 9% year over year. And that obviously is driving gypsum facing demands and wall board demand.

One of the interesting things that was pointed out in the Miami newspaper, that what’s not in those numbers, those are new single family home starts, those numbers do not include condominiums. And if you take a look at the demographics that’s taken place, in fact in Dade County, which is booming going down to Homestead, which is one of the few areas in that South Florida area with some land, where the national number was roughly 8% to 9% up over a year ago, they’ve grown 40%.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

I think that speaks to some of the demographics. First time home buyers, folks coming into the country. We see very good demand in ‘05. Pricing on the wall board side continues to be high. But it’s still below the historic high levels and may be from memory 25% below from a pricing, this is for the wall board producer, below the highest levels.

So there’s been price activity and I’m assuming there will be further increases in that business just based on supply and demand. And with that, you know, we expect to have very solid cash generation.

Ronald Domanico:	Now Bill looking at 2004, it was a banner year for both of our JV’s. On the Standard side, you know, they had pricing up, volume up, costs flat, you know, energy was a little higher. But, you know, as we talked previously, their dividends were triple in ‘04 to Caraustar what they were in ‘03.

So the question is, what does ‘05 look like? You know, we’re afraid to project anything higher than ‘04. At the same time there’s nothing to indicate that it’ll be less than ‘04 at Standard Gypsum.

On the paper side at PBL, you’ve seen announcements in 2004 from a couple of wall board producers of increased capacity coming online in ‘06, ‘07. None of those producers are talking about expanding their paper capacity. That bodes well for Caraustar, our Sweetwater wholly owned operation and the PBL joint venture, which as Mike mentioned in his comments was running at more than 70% of gypsum facing paper in the fourth quarter of 2004.

So the outlook for the Standard Gypsum wall board operation looks very good for ‘05. And PBL continues to look strong on a run rate similar to the back half of ‘04. So, you know, we’re encouraged and at the same time we don’t want to get, you know, crazy as far as, you know, putting projections out there.

But if we had a repeat of the ‘04 performance, we would be very happy.

William Hoffman:	Any expectations, theoretically if PBL should be able to start pushing out more cash now that the revolver is paid off?

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Ronald Domanico:	Absolutely.

William Hoffman:	Okay. Great. Thank you.

Michael Keough:	Thank you.

Conference Coordinator:	Okay, we’ll take our next question from Christopher Chung with Deutsche Bank. Go ahead sir.

Christopher Chung:	Good morning guys. Just following up on a question about what ‘05 is going to look like compared to ‘04 from a cost standpoint, you are going to pick some up from your procurement initiative as well, are you not?

Ronald Domanico:	Yes. I had mentioned that initiatives begun in ‘04 generated 4.1 million in savings in ‘04, but had a 9 million run rate on those initiatives. In addition, I talked about other opportunities that have been identified and are currently in the hopper that would add incrementally to that, you know, essentially a $5 million improvement year over year on the ‘04 program.

Christopher Chung:	Right. So Ron do you care to comment on what, you know, sort of a realistic savings number for ‘05 might be? Whether it’s 10 or 12 or…

Ronald Domanico:	We’re still quantifying that and we will commit to a target at the May annual meeting. But, you know, if we found 9 million run rate in ‘04, you know, the apples get higher on the tree as you start picking them. So I don’t have an answer for you but, you know, we’re pleased that this is going to add, you know, real profitability to the company.

Christopher Chung:	Okay great. And in terms of mill operating rates, you guys mentioned that the operating rate for ‘04 was 91.8% I believe…

Michael Keough:	That was right. For the industry?

Christopher Chung:	For the industry, right.

Michael Keough:	That’s correct.

Christopher Chung:	But if I recall correctly, the industry operating rate started to deteriorate somewhat toward the latter half of the year.

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Michael Keough:	Of ‘04?

Christopher Chung:	Right. And I’m wondering if that was the case for Caraustar and what you guys have been seeing lately?

Michael Keough:	No, again if you take a look at our number again, for clarification we were at 96.4%...

Christopher Chung:	Right.

Michael Keough:	…for the year. Our view coming from the FFTA, the industry was at 91.8%. The run rate for the industry showed the traditional December fall off. And, you know, December was the change, I think in the industry. The industry had numbers in October, November, that was higher than the actual average for the year.

So I think the quarter was a reasonably good quarter for the industry. I think there was a sizable drop off in December, but that’s traditionally the case.

Christopher Chung:	And do you have any comment on how your operating rate was for January?

Michael Keough:	Our January rate – I don’t have it in front of me, it was considerably higher than the industry. And the industries – you said for January.

Christopher Chung:	Right.

Michael Keough:	I don’t have that number right now. But clearly in the – I would guess in the 90% range, you know, north of 92% but I don’t have that number right now.

Christopher Chung:	Okay. Thank you.

Conference Coordinator:	Thank you. We’ll take our last question from Ashwin Crishwin with Morgan Stanley. Go ahead sir.

Ashwin Crishwin:	Hi, good morning. Just a question, in addition to the capital structure 50/50 debt equity mix you talked to, is there any plan to consolidate the JV’s in the near future? So that it will benefit of the earnings and cash flow?

CARAUSTAR

Fourth Quarter and Full Year Results

Moderator: Bill Nix

2-09-05/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Ronald Domanico:	I think you need to talk to Mr. (Icon). All humor aside, you know, we have an excellent relationship with Temple Inland as we said before. And we got into these JV’s with the understanding that they were in the wall board business and we’re in the paper business. And it was a great way to get both these operations off the ground and to the next level.

Longer term it would make sense for us to own the paper 100% and for them to own the wall board 100%. And so the question is that of timing. Right now, you know, things are going great so, you know, there’s not an urgency to move on that, but at the same time, you know, we continue to look at all strategic alternatives for the company on how to improve shareholder value. It’s a vague answer, but it’s the best I can give.

Ashwin Crishwin:	Okay. Thank you.

Ronald Domanico:	Thank you.

Conference Coordinator:	Okay, we have no more questions. I’ll turn it back over to you.

Michael Keough:	Wayne thank you. And we appreciate the interest in Caraustar and joining us for this call. Have a good day.

Conference Coordinator:	On behalf of our clients we would like to thank you for joining us. This concludes the presentation.

END

Note Regarding Non-GAAP Financial Measures

This presentation includes the following financial measures: “Net income and EPS calculation” for the three months ended December 31, 2004, “SGA as a Percentage of Sales” and “EBITDA”. These items were discussed on the Company’s conference call held February 9, 2005 regarding its financial results for the three months and twelve months ended 31, 2004. These items are not financial measures under generally accepted accounting principles in the United States. Because these items are not GAAP financial measures, other companies may present similarly titled items determined with differing adjustments. Accordingly, these measures as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included these non-GAAP financial measures because it uses these measures, and believes these measures are useful, in evaluating the Company’s cash position and its ability to generate cash. The following tables include a reconciliation of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

Caraustar Industries, Inc.

Reconciliation of Net Income and EPS Calculation

(in thousands)

	Three Months Ended December 31, 2004	Three Months Ended December 31, 2004
GAAP Net Income and EPS as of December 31, 2004	$1,647	$0.06
Discussed Adjusting Items:
Restructuring charges(1)	$7,146	$0.25
Non-Recurring SG&A(1)	$994	$0.03
Gain on Sale of Real Estate(1)	$(6,415)	$(0.22)
Right Sizing Intiatives(1)	$746	$0.03
Premium Paid to Repurchase Bonds(1)	$373	$0.01

Adjusted Net Income and EPS as of December 31, 2004 (Non-GAAP)	$4,491	$0.16

Weighted Average number of shares outstanding Basic (GAAP)	28,569	28,569

(1)	Net of taxes.

Caraustar Industries, Inc.

Reconciliation of SG&A as a Percentage of Sales

(In Thousands)

Three Months Ended December 31, 2004
Sales (GAAP)	$260,920
Selling, General and Administrative Expenses (GAAP)	$33,347

Selling Expenses as a Percentage of Sales (GAAP)	12.9%

Non-Recurring items	$(1,600)

Adjusted Selling, General and Administrative Expenses (Non-GAAP)	$31,747

Adjusted Selling, General and Administrative Expenses as a Percentage of Sales (Non-GAAP)	12%

Carustar Industries, Inc.

Reconciliation of GAAP Income (Loss) to EBITDA

(in thousands)

	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004	Three Months Ended September 30, 2004	Three Months Ended December 31, 2004	Twelve Months Ended December 31, 2004
Net (Loss) Income GAAP	$(6,773)	$1,743	$(596)	$1,647	$(3,979)
Plus: Tax Provision (Benefit)	$(3,352)	$1,285	$79	$454	$(1,534)
Plus: Interest Expense	$10,704	$10,557	$10,336	$10,563	$42,160
Plus: Depreciation and Amortization	$7,251	$7,014	$8,293	$7,531	$30,089
Less: Income from Unconsolidated Affiliates	$(2,682)	$(6,382)	$(7,746)	$(8,441)	$(25,251)
Plus: Distributions from Unconsolidated Affiliates	$2,500	$2,500	$6,500	$8,750	$20,250
Less Gain on Sale of Real Estate	$0	$0	$0	($10,323)	$(10,323)
Plus: Non-Cash Restructuring and Impairment	$1,305	$730	$932	$10,112	$13,079
Plus: Other-Miscellaneous				$0	$500

EBITDA (Non-GAAP)	$8,953	$17,447	$17,798	$20,293	$64,991

	Three Months Ended March 31, 2003	Three Months Ended June 30, 2003	Three Months Ended September 30, 2003	Three Months Ended December 31, 2003
Net (Loss) Income GAAP	$(7,128)	$(9,835)	$(1,147)	$(8,925)
Plus: Tax Provision (Benefit)	$(4,265)	$(5,648)	$(141)	$(5,045)
Plus: Interest Expense	$10,337	$11,244	$11,251	$11,073
Plus: Depreciation and Amortization	$7,748	$7,176	$7,206	$8,861
Less: Income from Unconsolidated Affiliates	$(20)	$(1,444)	$(3,217)	$(3,673)
Plus: Distributions from Unconsolidated Affiliates	$500	$1,650	$1,500	$2,500
Less Gain on Sale of Real Estate	$0	$0	$0	$0
Plus: Non-Cash Restructuring and Impairment	$3,730	$3,768	$1,611	$5,707
Plus: Other-Miscellaneous				$0

EBITDA (Non-GAAP)	$10,902	$6,911	$17,063	$10,498